EXHIBIT 99.1


NEWS
For Immediate Release                              From MasTec, Inc.
September 26, 1997                                 3155 N.W. 77th Avenue,
                                                   Suite 135
                                                   Miami, Florida 33122-1205
                                                   Tel :    (305) 599-1800
                                                   Fax :    (305) 406-1908
                                                   For more information contact:
                                                   Edwin D. Johnson,
                                                   Chief Financial Officer
                                                   ejohnson@mastec.com

                    UNION RESPONSE TO MASTEC'S LABOR PETITION

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that the labor unions representing the workers of Sintel, S.A., the company's Spanish subsidiary, have announced work stoppages at Sintel in response to Sintel's application to the Spanish labor authorities to restructure Sintel's work force. The unions have announced that workers will not work two half days per week until a labor agreement is reached. The Company expects Spanish labor authorities to respond to the application in mid to late October.

Jorge Mas, President and Chief Executive Officer of MasTec, said: "The temporary disruption at Sintel is a necessary and expected part of the process in our attempt to reduce Sintel's cost structure for outside plant services. Our objective is to correct the imbalanced cost structure at Sintel and bring the outside plant labor productivity in line with that experienced through the use of independent contractors."

Independent contractors currently account for approximately 55% of Sintel's outside plant services revenue. On September 3, the Company announced that it had filed a petition with Spanish labor authorities to approve a restructuring of Sintel's work force which would result in approximately 1,400 of Sintel's workers being removed from payroll and approximately 1,200 being rehired at lower cost either as independent contractors or as employees of other non-union affiliates.

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.

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